                                    EX-10
                Exhibit 10.27.1 Purch/Sale Agmt Medford Nissan BMW

                               EXHIBIT 10.27.1

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

      THIS AGREEMENT is entered into by and between MEDFORD NISSAN, INC. dba "MEDFORD NISSAN BMW KIA" (hereinafter referred to as "Seller"), LITHIA MOTORS, INC. or its nominee (hereinafter referred to as the "Buyer"), and JAMES D. PLUMMER (hereinafter referred to as "Plummer").

                                  RECITALS:

      Seller is an Oregon business corporation engaged in the business of selling and servicing Nissan, BMW and Kia automobiles and trucks and related parts and accessories from premises located at 600 and 613 North Central, Medford, Oregon, under franchises issued by Nissan Motor Corporation in USA, BMW of North America, Inc. and Kia Motors America, Inc. Plummer owns all of the outstanding shares of Seller.

      Buyer wishes to purchase  from Seller,  and Seller is willing to sell to
Buyer, all assets relating to Seller's Nissan and BMW motor vehicle franchises, conditioned upon the granting to Buyer of exclusive franchises for the sale of new Nissan and BMW vehicles in the same geographical area as Seller's current franchises.

      Buyer (or a related entity) also wishes to lease (with an option to purchase) and/or sublease all of the real property and improvements which constitute the business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of a lease for the Business Real Property by Buyer.

      NOW, THEREFOR, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

      1. Definitions. In this Agreement, the following words shall have the indicated meanings:

            (a) "Date of this Agreement" shall refer to the first date upon which this Agreement has been signed by all of the parties.

            (b) "Closing" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refer to January 2, 1998. "Final Closing Date" shall refer to March 2, 1998.

            (c) "Seller's Business" shall refer to any and all activities conducted by Seller within Jackson county, Oregon, relating to the marketing and sale of new Nissan and BMW vehicles and associated parts and accessories, and the repair and servicing of new or used Nissan and BMW vehicles.

            (d) "Purchased Assets" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

            (e) Seller's "Equipment" shall refer to all non-inventory items of tangible personal property owned or used by Seller in connection with Seller's Business, including all of Seller's machinery, tools, signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and all of Seller's leasehold improvements to the Business Real Property, and further including all assets listed on Seller's financial statements as of December 31, 1996.

            (f) Seller's "Intangible Assets" shall refer to Seller's business name ("Medford Nissan, BMW and Kia"), telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle service records, all Nissan and BMW franchise rights, all rights of Seller under any and all contracts and agreements (including but not limited to lease agreements and maintenance contracts) assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's business, and any and all other intangible rights and interests of any value relating to Seller's business.

            (g) "Business Real Property" shall refer to all of the real property in Jackson County, Oregon which has been used by Seller in connection with Seller's Business, which real property is commonly identified as 600 North Central and 613 North Central, Medford, Oregon, together with the vacant parcel of approximately 2/3 acre located adjacent to the Nissan dealership, and together with the property commonly identified as the "detail shop" which is located behind and adjacent to the BMW dealership.

            (h) "Franchisors" shall refer to Nissan Motor Corporation in USA and BMW of North America, Inc.

            (i) "New Vehicles" shall refer to and include only those Nissan and BMW motor vehicles which: (i) are unregistered and unused, (ii) are from the 1997 or 1998 model year, (iii) have been driven for less than 500 odometer miles, and (iv) may be represented or warranted to consumers as "new" under Oregon law. "Unused Vehicles" shall mean any vehicles which are not new vehicles.

            (j) All amounts payable by Buyer to Seller at Closing under the terms of this Agreement shall be paid by certified check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other mans shall be acceptable to Seller.

      2. Purchased Assets. Seller agrees to sell to Buyer, and buyer agrees to purchase from Seller, the assets identified in Paragraphs 3, 4, 5, 6, 7, 8, 9 and 10 of this Agreement (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in Paragraphs 3, 4, 5, 6, 7, 8, 9 and 10 of this Agreement.

      3. Inventory of New Vehicles. Buyer shall purchase Seller's entire inventory of new Nissan and BMW vehicles, as that inventory exists on the Closing Date. Prior to the closing Date, Seller shall not purchase any new vehicles, execute purchase orders for the purchase of any new vehicles, or otherwise commit to the purchase of any new vehicles other than in the ordinary course of business. The maximum price payable by Buyer for Seller's new car inventory shall be $5,000,000.00, and Seller shall have the responsibility to maintain Seller's new car inventory at or below that value.

            (a) Price of New Vehicles. Subject to the adjustment required under subparagraph 3(b), the purchase price for each of the new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carryover model allowances, floor plan allowances, finance cost allowances, advertising allowances, and any other items which should reasonably be deducted in order to establish Seller's actual net cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller shall be entitled to receive directly from Franchisors all holdbacks, rebates, incentives, allowances and other items referred to in the preceding sentence which shall have accrued prior to Closing and which reduce Buyer's purchase price for Seller's new vehicles. Seller's actual net cost for new vehicles shall include Seller's actual net cost for any and all parts and accessories reasonably installed by Seller to any new vehicle in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

            (b) Adjustment to Purchase Price for Vehicles form 1997 Model Year. The purchase price for each new 1997 vehicle as determined under subparagraph 3(a) shall be adjusted as follows:

                  (1) If Closing takes place on or before the 60th day after the introduction of the 1998 model of a specific vehicle, then there shall be no adjustment int he purchase price for the units of the 1997 model of that vehicle which are purchased by Buyer from Seller.

                  (2) If Closing takes place after the 60th day but on or before the 120th day after the introduction of the 1998 model of a specific vehicle, then there shall be a $375.00 adjustment in the purchase price for the units of the 1997 model of that vehicle which are purchased by Buyer from Seller.

                  (3) If Closing takes place after the 120th day after the introduction of the introduction of the 1998 model of a specific vehicle, then there shall be a $750.00 adjustment in the purchase price for the units of the 1997 model of that vehicle which are purchased by Buyer from Seller.

            (c) Deduction for Damage to New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of new vehicles. If any vehicle in Seller's inventory of new vehicles is damaged, and if the cost of repairing that damage is less than $1,000.00, the Buyer shall be obligated to purchase that vehicle as a new vehicle, and the price for that vehicle, as determined under subparagraphs 3(a) and 3(b), shall be reduced by the actual net cost to Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual net cost to buyer of repairing the damage to a new vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

            (d) Payment for New Vehicles. The aggregate purchase price for all new vehicles purchased by Buyer from Seller hereunder shall be paid in full at Closing.

            (e) Purchase Orders for New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly review Seller's outstanding purchase orders for new vehicles ordered but not delivered prior to the Closing DATe. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Seller's rights or obligations with respect to any new vehicle purchase order which is at a price less than factory invoice, or which provides for a trade-in at a price or under terms unacceptable to Buyer. At Closing, buyer shall reimburse Seller for any and all deposits or other payments made by Seller with respect to any ordered but undelivered new vehicles.

      4. Buyer's Option to Purchase Seller's Inventory of Used Vehicles. Buyer shall have the option at Closing to purchase Seller's entire inventory of used vehicles, as that inventory exists at Closing.

            (a) Disclosures. If Buyer expresses an interest in purchasing Seller's inventory of used vehicles, then Seller shall be obligated to: (i) disclose to Buyer any and all facts concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the purchased vehicles.

            (b) Price for Used Vehicles. If Buyer wishes to purchase Seller's inventory of used vehicles, the aggregate purchase pride for those vehicles shall be that certain price determined by mutual agreement of Buyer and Seller. If Buyer and Seller are unable to agree upon a price for Seller's inventory of used vehicles, then Buyer shall have not right or obligations to purchase that inventory. Buyer and Seller agree to establish the proposed purchase price for Seller's inventory of used vehicles at least three business days prior to the anticipated Closing Date.

            (c)   No Right to  Purchase  Less than  Entire  Inventory  of Used
Vehicles. buyer's only option with respect to Seller's inventory of used vehicles shall be to purchase either all of those used vehicles or none of those used vehicles, and Buyer shall have no right to compel Seller to sell to Buyer only a portion of Seller's used vehicles.

            (d) Payment for Used Vehicles. The aggregate purchase price for all used vehicles purchased by Buyer from Seller hereunder shall be paid in full at Closing.

            (e) Storage of Unpurchased Used Vehicles. If Buyer does not elect to purchase Seller's inventory of used vehicles, then Seller shall have thirty (30) days after closing within which to remove Seller's inventory or used vehicles from the Business Real Property. Seller shall have sole and exclusive risk and liability for any damage or loss to Seller's inventory of used vehicles while so stored on the Business Real Property after Closing, and Buyer shall have not liability or obligation of any kind by reason of any such damage or loss.

      5. Inventory of New Parts and Accessories. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete) and undamaged Nissan and BMW vehicle parts and accessories manufactured by Franchisors and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price and parts books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course of business.

            (a) Price for Parts and Accessories. The purchase price for each item in Seller's inventory of new, current and undamaged parts and accessories for Nissan and BMW vehicles (whether manufactured by Franchisor or third party suppliers) shall be the net cost for that item as set forth int he most recent price book published by the supplier of that item, reduced by any discounts (including quantity purchase or stock order discount), rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

            (b) Determination of Inventory of Parts and Accessories. Seller's inventory of new, current and undamaged Nissan and BMW parts and accessories (whether manufactured by a Franchisor or by third parties) shall be determined immediately prior to Closing (or on whatever earlier date as shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of Buyer and Seller. Buyer and Seller each shall be responsible for fifty percent (50%) of the fees charged by the inventory service for conducting the inventory.

            (c) Payment for Inventory of New Parts and Accessories. The purchase price for Seller's inventory of new parts and accessories shall be paid in full at Closing.

      6. Equipment. Buyer shall purchase from Seller all of the Equipment other than the items listed on Exhibit "A" attached hereto (which items are being retained by Seller and are not being purchased by Buyer). Seller warrants to buyer that the items of Equipment being conveyed t Buyer constitute all of the items of tangible personal property (other than inventory, consumable supplies or those items listed in Exhibit "A") which, during the six months preceding Closing, shall have been owned and used by Seller in connection with Seller's Business. Buyer shall have the right to fully inspect the Equipment. buyer shall have thirty (30) days after the Date of this Agreement within which to notify Seller, in writing, of Buyer's dissatisfaction with the kind, quality and/or value of the Equipment being conveyed hereunder, and of Buyer's determination to rescind this transaction based on that dissatisfaction. If Buyer rescinds as provided in the preceding sentence, then any and all liabilities which either party might have to the other party under this Agreement shall thereupon terminate. Failure of Buyer to notify Seller in writing, within the thirty (30) day time limit, of Buyer's dissatisfaction with the kind, quality and/or value of the Equipment being conveyed hereunder shall be deemed an approval of the kind, quality and value that Equipment.

            (a) Price for Equipment. The aggregate purchase price for all items of equipment being purchased by Buyer from Seller shall be One Hundred Fifteen Thousand and 11/100 Dollars ($115,000.00). Seller agrees that Buyer shall have the right to allocate the aggregate purchase price for the Equipment among the various items of Equipment in whatever manner Buyer, in the exercise of its discretion, believes will best reflect the relative fair market values of those items.

            (b) Payment for Equipment. The aggregate purchase price for the Equipment being purchased by Buyer from Seller shall be paid in full at Closing.

      7. Supplies. Buyer shall purchase all of the gas, oil, nuts, bolts, paper products, office supplies, and other automotive supplies which are held for use in Seller's Business; provided, however, that Buyer shall not be obligated to purchase used, damaged or obsolete items or supplies. Prior to Closing, Seller shall maintain Seller's inventory of supplies at a level consistent with good business practices and Seller's normal and regular course of business. The price for each item of the purchased supplies shall be Seller's actual net cost, as determined by mutual agreement of the parties, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances which should reasonably be taken into account i order to establish what Buyer's net cost for that item would be if that item was purchased by buyer directly from that supplier at the time of Closing. The purchase price for Seller's supplies shall be paid to Seller at Closing.

      8. Contractual Rights and Obligations. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit "B" t be attached hereto. Seller shall prepare and submit to Buyer, within 10 days after the date of this Agreement, a proposed Exhibit "B". Buyer shall have the right to refuse to permit any one or more of Seller's leases or other contracts to be included on Exhibit "B" (and assumed by Buyer under this Agreement), and Seller shall remain solely responsible for any such obligations refused by Buyer. Seller warrants that all of Seller's obligations under each of the contracts listed on Exhibit "B" shall be current at the time of closing. Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, liabilities and obligations with respect to the contracts identified on exhibit "B" which relate to periods prior to Closing. Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, liabilities and obligations with respect to the contracts identified on Exhibit "B" which relate to periods subsequent to Closing.

      9. Repair Work in Progress. Buyer shall purchase all of Seller's vehicle repair work in progress (in-house and subcontracted) at a price equal to Seller's actual net cost (before profit and overhead) for all work completed prior to closing. The purchase price for work in progress shall be paid at Closing.

      10. Intangible Assets. Seller shall convey to Buyer all of Seller's Intangible Assets.

            (a)   Purchase  of  Goodwill.   Buyer  shall   purchase   Seller's
goodwill for a purchase price of One Million Five Hundred Thousand and 00/100 Dollars (1,500,000.00).

            (b) Payment of Purchase Price for Goodwill. The $1,500,000.00 purchase price for Seller's goodwill shall be payable by Buyer as follows"

                  (1) At Closing, buyer shall pay to Seller a down payment in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00).

                  (2) The $1,100,000.00 balance of the purchase price for Seller's goodwill ($1,500,000.00 minus $400,000.00) shall be amortized and paid by Buyer as follows:

                        (i) During the period beginning on the Closing Date and ending on December 31, 1998, interest shall accrue on the outstanding balance of the purchase price at an interest rate equal to the "prime rate" on the Closing Date, as that "prime rate" is published in the Wall Street Journal (i.e. the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks). On January 1, 1999, and on the first day of the months of April, July, October and January of each year thereafter until payment in full, the interest rate applicable to the outstanding balance of the purchase price for the calendar quarter beginning on that date shall be adjusted so as to be equal to the "prime rate" (as defined above) on that date(or, if the "prime rate" is not published in the Wall Street Journal on that date, on the first subsequent date for which the "prime rate" is published in the Wall Street Journal. If the Wall Street Journal stops publishing the "prime rate" (as defined above), then the "prime rate" for purposes of the adjustment required under the preceding sentence shall be established by reference to the commercial prime loan rate of an Oregon bank selected by mutual agreement to the parties.

                        (ii) The $1,100,000.00 deferred balance of the purchase price, together with all interest accruing thereunder as provided in subparagraph 10(b)(2)(i), shall be due and payable in equal monthly installments of Thirteen Thousand Nine Hundred Thirty Four and 34/100 Dollars ($13,934.34) each, with the first installment being due and payable on the date which is one calendar month after the Closing Date, and with subsequent installments being due and payable at one-month intervals thereafter on the same day of each month until the entire sum of principal and interest has been paid in full. Notwithstanding the preceding sentence, the entire deferred balance of the purchase price then outstanding shall be due and payable in full on the tenth anniversary after the closing Date.

                              (A)   Buyer  shall have the right at any time to
prepay all or any portion of the unpaid balance of the purchase price, without penalty or premium. Any prepayment shall be applied against the last maturing installments of principal then due (with the principal balance being reduced accordingly), and shall not excuse Buyer from making the regular installment payments subsequently due until the principal balance has been paid in full.

                              (B)   If  Buyer  fails  to  pay  any  amount  of
principal or interest due pursuant to this subparagraph 10(b)(2)(ii) within ten (10) days after the date when due, and if Seller notifies Buyer in writing of that default and Buyer fails to cure that default within ten (10) days after receipt of that written notice from Seller, then Seller shall have the right, at any time prior to the moment when Buyer cures that default, to declare (and thereby cause) the entire unpaid balance of the purchase price to be immediately due and payable.

                              (C)   Buyer's  deferred  payment  obligation  as
set forth in this subparagraph 10(b)(2)(ii) shall be evidenced by a negotiable promissory note (hereinafter the "Promissory Note") to be executed by Buyer and delivered to Seller at Closing. The Promissory Note shall be secured by a second deed of trust on the real property known as 600 and 613 North Central upon the exercise of the option to purchase described in paragraph 23(c).

                              (D)   All    payments   by   Buyer   under   the
Promissory Note shall be paid to Jackson County Title Division Continental Lawyers Title Company, Medford, Oregon as collection escrow agent. Each of the parties agrees to execute whatever documents shall be necessary to establish a collection escrow account with Jackson County Title Division Continental Lawyers Title Company, Medford, Oregon as collection escrow agent Seller shall pay all of the fees and expenses charged by the collection escrow agent in connection with the establishment and maintenance of the collection escrow account. The collection escrow agent shall forward to Seller all payments received from Buyer.

            (c) Reimbursement for No-Charge Repairs. Seller acknowledges that in order for Buyer to receive the full benefit of the intangible goodwill being purchased by Buyer hereunder, it will be necessary for Buyer to perform no-charge repair work and/or vehicle warranty work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $1,500,000.00 amount being paid by Buyer for Seller's goodwill, Seller agrees to reimburse Buyer for fifty percent (50%) of the retail cost to Buyer of repair and/or warranty services which are not covered by factory warranty and which are performed by Buyer within six (6) months after Closing in order to satisfy: (i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to new or used vehicles purchased from Seller prior to Closing. Seller agrees to reimburse Buyer pursuant to the preceding sentence on a monthly basis, with Seller's reimbursement payment for each month being delivered to Buyer within ten (10) days after the date when Buyer submits to Seller a billing for the full retail cost of all such repair and/or warranty services performed by Buyer during that month.

            (d)   Conveyance  of  Intangible   Assets  other  than   Goodwill.
Seller agrees to convey to Buyer at closing, at no cost to Buyer, all of Seller's Intangible assets other than goodwill.

      11. Limitation on Liabilities Assumed. Except as specifically provided in subparagraph 3(d), Paragraph 8 and Paragraph 9, Buyer shall not, by reason of this Agreement or by reason of Buyer's purchase of the Purchased Assets, assume or take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

      12. Representations and Warranties of Seller. Seller and Plummer make the following warranties to Buyer, with the intent that Buyer rely thereon:

            (a) Corporate Organization. Seller is a corporation organized, validly existing,a nd in good standing under the laws of the State of Oregon. Seller is qualified to do business in the State of Oregon, and has full power and authority to own, use, and sell its assets.

            (b) Corporate Authority. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provision. At Closing, Seller will furnish to Buyer a copy of such authorization. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

            (c) Employee Issues. No employees of Seller are members of any union. Within 10 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a written disclosure of all benefits made available to Seller's employee's (including qualified and non-qualified retirement plans), (ii) a census of Seller's employees, and (iii) access to all personnel files for Seller's employees. All employee benefit plans maintained by Seller for its employees shall be fully funded prior to closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing. Seller shall be responsible for and shall pay all FICA and withholding taxes for employees which shall have accrued prior to Closing. Seller shall terminate the employment of all or Seller's employees effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of Seller's employees.

            (d) Financial Disclosures. Prior to the date of this Agreement, Seller has provided to Buyer, an unaudited factor financial statement (including balance sheets and income statements) for Seller's Business for the 1996 calendar year. Seller shall promptly furnish to Buyer such other financial and operating data and other information relating to Seller's Business and the Business Real Property as Buyer shall request. The review of such materials will be at Buyer's expense. Seller warrants that all such financial statements and related materials provided to Seller shall fairly present the financial position of Seller's Business and the results of operation of Seller's Business for the periods covered thereby. Buyer (at Buyer's expense) shall have the right, at any time prior to Closing, to conduct a certified audit (by one or more certified public accounting firms selected by Buyer) of Seller's balance sheets and income and cash flow statements for recent periods, and Seller agrees to cooperate and assist in the prompt and efficient completion of all such audit activities, recognizing that the audit process may result in inconveniences or inefficiencies to Seller's Business.

            (e) Undisclosed Liabilities and Contractual Commitments. Except as otherwise disclosed in this Agreement (or in an attached Exhibit), the following statement are true as of the date of this Agreement and shall be true at Closing: (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets, (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyer's use of the Purchased Assets, (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets and (iv) Seller has all licenses, permits and authorizations required by any federal, state or local governmental or regulatory agency in order to operate Seller's Business, and knows of no reason why any such license or permit might be subject to revocation.

            (f) Condition of Equipment. Each item of the Equipment shall be in good operating condition at Closing. Each item of the Equipment shall be in no worse condition at Closing than on the Date of this Agreement (reasonable wear and tear excepted). Seller will continue to perform routine maintenance and repairs with respect to the Equipment prior to Closing.

            (g)   Good  Title.  Seller  has,  and shall  transfer  to Buyer at
Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, encumbrances, liens, equities, charges, conditions of sale, leases, assessments, restrictions, reservations, obligations, title retention documents or other burdens of any kind. All current and accrued taxes which may become a lien against any of the Purchased Assets shall have been paid by Seller prior to Closing, including but not limited to property taxes, sales taxes and excise taxes; provided, however, that Buyer shall be responsible for all such taxes accruing subsequent to Closing.

            (h) No Toxic Materials Discharged. To the best of Seller's and Plummer's knowledge, and except as otherwise disclosed by Seller to Buyer in writing on Exhibit "C" attached hereto: (i) no activity in connection with Seller's Business prior to Closing shall have produced any toxic materials, the presence or use of which upon the Business Real Property would violate any federal, state or local or other governmental law, regulation or order relating to toxic materials or would require reporting to any governmental authority, and (ii) there are no underground gas tanks, underground fuel tanks, or underground waste oil tanks located on the Business Real Property, and (iii) the Business Real Property is otherwise free and clear of any toxic materials. Prior to Closing, Seller shall cause any underground fuel tanks and waste oil tanks which are located on or under the Business Real Property t be removed and remediated in such a manner so as to comply with all federal and state laws and regulations pertaining to the removal of underground storage tanks (including but not limited to the obtaining of all necessary releases from state or federal regulatory agencies). The cost of said removal and remediation shall be borne by the Seller. Seller has furnished to Buyer, prior to the date of this Agreement, copies of all environmental reports and certificates of compliance relating to Seller's Business and the business Real Property. Within sixty (60) days after the Date of this
Agreement, Seller shall, at Seller's sole expense, provide to Buyer a Phase One Environmental Report with respect to the Business Real Property. If the Phase One Environmental Report discloses that the Business Real Property is, or is likely to be, materially contaminated by the presence of toxic materials, and if Buyer, within ten (10) days after receipt of the Phase One Environmental Report, provides Seller with a written demand to remediate, cleanup, detoxify and decontaminate any and all such contamination as a condition  of Closing,  then  Seller  shall be  obligated  (at  Seller's  sole
expense)  to  complete  such  remediation,   cleanup,   detoxification  and/or
decontamination prior to, and as a condition of, Closing. If Seller thereafter notifies Buyer in writing that Seller has elected to breach this Agreement by not completing such remediation, then Seller shall be obligated (as Buyer's sole remedy for that breach) to reimburse Buyer for all expenses incurred by Buyer in connection with this Agreement, and this Agreement thereafter shall be deemed to have been rescinded by mutual agreement of the parties, and neither party thereafter shall have any further rights or obligations of any kind under this Agreement. If Buyer does not notify Seller, within ten (10) days after receipt of the Phase One Environmental Report, of Buyer's dissatisfaction with any matter disclosed in that assessment, then Buyer shall have no authority to refuse to close the transaction contemplated under this Agreement on the basis of any claimed contamination of the Business Real Property by toxic materials which shall have occurred prior to the Date of this Agreement. If, at any time subsequent to the Date of this Agreement and prior to Closing, Seller or its agents) shall directly or indirectly cause to occur upon the Business Real Property any release, spill, leak or discharge of toxic materials, then Seller shall (at Seller's sole expense) be obligated to cause and complete the repair, cleanup, detoxification and/or decontamination of the Business Real Property and the preparation and implementation of any closure, remedial action or other required plan or plans in connection therewith, all as required by all applicable laws and regulations.

                  (1) For purposes of this subparagraph (h), the phrase "toxic materials" shall include but not be limited to: (i) asbestos, heavy metals, petroleum products, solvents, pesticides or herbicides, (ii) any and all substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental response, Compensation and Liability Act of 1980, as amended (42 USC Section 9601, et. seq.), the Hazardous Materials Transportation Act (49 USC Section 1801, et. seq.), and the Resource Conservation Recovery Act (42 USC Section 6901, et. seq.), and
(iii) any and all other substances which now or in the future are deemed to be pollutants, toxic materials or hazardous materials under any other state or federal law.

                  (2) Plummer guarantees performance by Seller of all obligations imposed on Seller under the terms of this subparagraph (h). This guarantee shall be unconditional and irrevocable, and shall terminate only upon the satisfaction of all of Seller's obligations under this subparagraph
(h). It shall not be necessary for Buyer to initiate or exhaust any legal remedies against Seller as a prerequisite to enforcing this guarantee, and this guarantee may be enforced immediately upon any breach by Seller under this subparagraph (h). This guarantee obligation shall not be released, extinguished, modified or in any way affected by any failure by Buyer to enforce against Seller all rights and remedies available to Buyer under this subparagraph (h). The bankruptcy of Seller shall not relieve Plummer of this guarantee obligation.

            (i) Franchisor's Consent. Seller shall take all actions which are reasonable necessary on Seller's part in order to obtain Franchisors' consent to the issuance to Buyer of an exclusive franchises for the sale of new Nissan and BMW vehicles in the same geographical area as Seller's current franchises in Jackson County, Oregon.

            (j) Indemnification for Breach of Warranties. Seller and Plummer shall indemnify Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to closing Seller determines that any warranty made by Seller in this Agreement is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading. If any claim, action or proceeding is filed or brought against Buyer which is or may be subject to Seller's obligation to indemnify Buyer as set forth in this subparagraph, then Buyer shall promptly give Seller written notice of that claim, and Seller thereafter shall have the option to defend that claim at Seller's expense using attorneys selected by Seller. If Seller subsequently fails to pay that claim or dispute that obligation or liability, and if buyer subsequently is required to pay that claim, then Buyer have a right to offset that payment against the then next accruing installments of principal and/or interest due to Seller under the Promissory Note issued pursuant to subparagraph 10(b) of this Agreement, and Seller and Plummer shall have joint and several liability to reimburse, indemnify and hold harmless Buyer with respect to that claim, obligation or liability.

      13. Conduct of Business Pending closing. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing:
(i) Seller shall continue to operate Seller's business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens and encumbrances are discharged prior to Closing; (iiv) Seller shall not take any action which may cause a material adverse change in the operations or financial condition of Seller's Business; (v) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or "Change of Ownership Sale" or other words or phrases having similar meanings;
(vi) Seller shall use its best efforts to preserve the value of the Nissan and BMW franchises in Jackson County, Oregon.

      14. Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

            (a) Organization. Lithia Motors, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

            (b) Authority. This Agreement shall be binding upon Lithia Motors, Inc. only if authorized by the board of directors of Lithia Motors, Inc. within 10 days after the date of this Agreement. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under the operating agreement of Lithia Motors, Inc., or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

      15. Additional Conditions Precedent to Buyer's Obligations. In addition of all other conditions to Buyer's obligation to close which are set forth in this Agreement, the obligation of Buyer to close this transaction is subject to each of the following conditions being true as of the date of Closing (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

            (a) Buyer shall have obtained from Franchisors, prior to the Final Closing Date, exclusive franchises to sell new Nissan and BMW vehicles in the same geographical area as Seller's current franchises (as evidenced by the issuance to Buyer by Franchisors of appropriate Dealership Sales and Service Agreements, and the approval of Buyer as the publicly owned Dealer-Operator of the franchises), and Buyer agrees to use its best reasonable efforts to obtain those franchises; and

            (b) Buyer shall be reasonably satisfied with any facility requirements imposed by franchisors in connection with the issuance to Buyer of exclusive franchises to sell new Nissan and BMW vehicles; and

            (c) Buyer shall have been permitted to fully inspect the Business Real Property. Buyer shall be reasonably satisfied with the physical condition of the Business real Property, and with all other aspects of the Business Real Property. All leases and subleases which are necessary for the beneficial use by Buyer of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are acceptable to Buyer; and

            (d) All of Seller's agreements and warranties set forth in this Agreement shall be true, correct, complete and not misleading at Closing; provided that Buyer's decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading; and

            (e) Buyer shall be reasonably satisfied with the kind, quality and/or value of the Equipment being conveyed to Buyer hereunder, and does not notify Seller to the contrary pursuant to Paragraph 6; and

            (f) This Agreement shall have been authorized by the board of directors of Lithia Motors, Inc. within 10 days after the date of this Agreement.

      16. Closing. The parties shall make all reasonable effort to close the purchase and sale under this Agreement at or before 5:00 p.m., Pacific Standard Time, on the Target Closing Date, at the offices of Jackson County

Title Company in Medford, Oregon, or at such other location as shall be selected by mutual agreement of the parties. In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

            (a) The parties agree to establish a closing escrow account at Jackson County Title Company, in Medford, Oregon (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with the consummation of the transaction provided for in this Agreement. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail, and nothing contained in the escrow instructions shall be deemed to change or modify the terms, provisions or conditions of this Agreement unless the parties expressly so state in writing.

            (b) If this transactions closes as provided herein, then all risk of loss, damage or destruction with respect to the Purchased Assets, and actual possession of the Purchased Assets, shall be deemed to have been delivered to Buyer at the time of Closing.

            (c)   At Closing,  and coincidentally  with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to transfer and convey all of the Purchased Assets to Buyer, and (ii) such other certificates and documents as may be called for by the provisions of this Agreement.

            (d) At Closing, and coincidentally with the performance of all obligations required of Seller at Closing, Buyer shall deliver to Seller all payments, certificates and documents which are called for by the provisions of this Agreement.

            (e) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 15, then all rights and obligations of both parties under this Agreement (other than any obligations of Seller or Plummer which arise by reason of any material breach of warranty) shall terminate, and this Agreement and all predecessor agreements shall thereafter be void and of no effect.

            (f) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then Buyer shall be obligated to pay to Seller the sum of Two Hundred Thousand Dollars ($200,000.00) as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. This sum represents a reasonable estimate by Buyer and Seller of Seller's damages in the event of such a default, it being extremely difficult to ascertain Seller's precise damages. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of this Agreement, then Seller shall be obligated to pay to Buyer the sum of Two Hundred Thousand Dollars ($200,000.00) as Buyer's sole and exclusive remedy for Seller's breach, and Buyer shall have no other rights or remedies against Seller by reason of that breach. This sum represents a reasonable estimate by Buyer and Seller of Buyer's damages in the event of such a default, it being extremely difficult to ascertain Buyer's precise damages.

            (g) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

            (h) At Closing, Seller agrees to execute an Asset Acquisition Statement (IRS Form 8694) prepared by Buyer which reflects the allocation of the total purchase price among the Purchased Assets in the manner determined in accordance with this Agreement.

      17. Books and Records. For a period of three (3) years after Closing, Seller shall maintain Seller's financial records for periods prior to Closing, and Buyer and its agents shall have full reasonable access to Seller's financial statements and general ledger and may make copies thereof.

      18. Seller's Accounts Receivable. For a period of six months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business prior to

Closing. All such receivables from vehicle sales which are collected by Buyer shall be delivered to Seller within ten (10) days after the date of collection by Buyer, and all other such receivables collected by Buyer shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyer's only obligation shall be to account for any pay over to Seller those receivables of Seller which are actually received by Buyer.

      19. Survival of Representations. All representations, warranties, indemnification obligations, covenants and agreements made in this Agreement shall survive the Closing, and shall remain in full force and effect until the expiration of the latest period stated in any applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters described herein may be brought.

      20. Brokerage Commissions. Buyer and Seller each warrants to the other party that no brokerage commissions will be payable in connection with the purchase and sale of the Purchased Assets.

      21. Assignment by Buyer. Lithia Motors, Inc. shall have the right to assign to its nominee all rights and obligations of Lithia Motors, Inc. as "Buyer" under this Agreement. In the event of any such assignment, said nominee shall assume all rights and obligations of the Buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of Buyer under this Agreement.

      22. Preparation of Agreement. This Agreement has been prepared by Stephen G. Jamieson, Esq. as attorney for Buyer. Seller and James D. Plummer understand that they should seek the counsel of attorneys and other professional advisors of their own choosing in connection with the transactions contemplated under this Agreement.

      23. Lease And/Or Purchase of Business Real Property. As a condition to the Closing of the transaction contemplated under this Agreement, buyer (or a related entity) is leasing the Business Real Property (other than the detail shop which is located behind and adjacent to the BMW dealership and which is being subleased under separate agreement) under the following general terms and conditions, and buyer's obligation to close the transaction contemplated under this Agreement shall be subject to the condition that Buyer is simultaneously able to enter into an agreement with the owner that portion of the Business Real Property which allows Buyer to lease that portion of the Business Real Property under the following general terms and under such additional terms as are reasonably satisfactory to Buyer:

            (a) Fifteen year, initial lease term, with Buyer having one (1) subsequent ten (10) year options to renew (for a total potential lease term of 25 years), with the Lessee having the first right of negotiation after this 25 year period.

            (b) Lease amount for 600 and 613 North Central for first five years will be $14,500.00 on a triple net basis, and lease amount for that property for 2nd five years will be $16,300.00. Lease amount for vacant lot adjacent to Nissan dealership for first five years will be $2,000.00 on a triple net basis, and lease amount for that property for 2nd five years will be $2,200.00. Increase for subsequent 5 year periods in both properties will be based on changes in CPI during preceding 5 year period, with a maximum increase of 10% over five year period.

            (c) At any time during initial 15 year lease term, buyer will have right to exercise an option to purchase 600 and 613 North Central for $1,950,000.00 (with $90,000.00 increases in price at beginning of 3rd, 6th, 9th, 12th and 15th years). At any time during initial 15 year lease term, Buyer will have right to exercise an option to purchase the vacant lot adjacent to Nissan dealership for $250,000.00 (with $10,000.00 increases in price at beginning of 3rd, 6th, 9th, 12th and 15th years). If Buyer exercises option, parties obligated to close transaction no earlier than 90 days and no later than 120 days after date of notice of exercise of option). Full purchase price for property shall be payable at closing of purchase. Seller must convey the property free of all liens and encumbrances.

      24.   Miscellaneous.

            (a) There are nor oral agreements or representations between the parties hereto which affect this Agreement, and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements, warranties, representations and understandings, if any, between the parties. The documents identified or referenced in this Agreement are all of the agreements respecting the proposed sale or transfer, and there are no other oral or written side agreements affecting the transaction. True copies of all documents identified or referenced in this Agreement are attached hereto.

            (b) This Agreement shall be governed and performed in accordance with the laws of the state of Oregon. Each of the parties hereby irrevocably submits to the jurisdiction of the courts of Jackson County, Oregon, and agrees that any legal proceedings with respect to this Agreement shall be filed and heard in the appropriate court in Jackson County, Oregon. If suit or action is instituted in connection with any controversy arising out of this Agreement, the prevailing party in that suit or action or any appeal therefrom shall be entitled to recover, in addition to any other relief, the sum which the court may judge to be reasonable attorney fees.

            (c) This Agreement is being executed in two counterparts, each of which shall be an original, and both of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors, assigns, heirs and personal representatives of the respective parties. All notices provided for herein shall be in writing and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

            (d) Waiver by either party of strict performance of any of the provisions of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary the consent to or approval of any subsequent similar act. In the event of any breach of this Agreement by either party, the non-breaching party shall have all remedies for that breach which are provided at law or in equity, including but not limited to the specific remedies set forth in this Agreement.

            (e)   Time is of the essence to this Agreement.

            (f) If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provisions of this Agreement, and all such other provisions shall remain in full force and effect. It is the intention of the parties that if any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph headings set forth in this Agreement are set forth for convenience purposes only, and do not in any way define, limit or construe the contents of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER:

MEDFORD NISSAN, INC. dba "MEDFORD NISSAN BMW KIA"

By:   /s/ James D. Plummer          9/8/97
      James D. Plummer, President

BUYER:

LITHIA MOTORS, INC. (OR NOMINEE)

By:   /s/ Bryan DeBoer        9/5/97
      Bryan DeBoer, Authorized Agent

JAMES D. PLUMMER

/s/ James D. Plummer                9/8/97
James D. Plummer

      EXHIBIT "A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                Between MEDFORD NISSAN, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                  LIST OF EQUIPMENT, FURNITURE AND FIXTURES

                           BEING RETAINED BY SELLER

                       [See ___ pages attached hereto.]

      EXHIBIT "B" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                Between MEDFORD NISSAN, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                LISTING OF LEASES AND AGREEMENTS BEING ASSUMED

                       [See ___ pages attached hereto.]

      EXHIBIT "C" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                Between MEDFORD NISSAN, INC., as "Seller", and

                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

          DISCLOSURE OF ANY CONTAMINATION OF BUSINESS REAL PROPERTY

                       [See ___ pages attached hereto.]